Exhibit 10.6

                                   Sales Plan

            Sales Plan, dated as of the date set forth on the signature page (the "Sales Plan"), between Linda Stern ("Seller") and Goldman, Sachs & Co. ("Broker").

            WHEREAS, Seller desires to establish the Sales Plan to sell shares of common stock, par value $0.10 per share (the "Stock"), of E-Z-EM, Inc. (the "Issuer") in accordance with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") as further set forth herein;

            NOW, THEREFORE, Seller and Broker hereby agree as follows:

1. Broker shall effect one or more sales (each a "Sale") of shares of Stock (the "Shares") as further set forth in the attached Annex A to this Sales Plan. All orders will be deemed day market orders only and not held unless otherwise specified in Annex A.

2. Seller is subject to certain limitations as set forth in a private letter ruling from the IRS that provides that Sales of the Issuer's Stock should only occur on the same date that Seller sells shares of AngioDynamics, Inc., and in the same proportion to the outstanding shares of each of the Issuer and AngioDynamics, Inc., respectively. It is the understanding of the parties to this Sales Plan that Seller and Broker will also enter into a separate sales plan relating to the sale by Seller of certain of its shares of common stock in AngioDynamics, Inc. (the "ANGO Sales Plan") and that the commencement of Sales under this Sales Plan is conditioned on the effectiveness of the ANGO Sales Plan and the commencement of Sales thereunder. Annex A of this Sales Plan and Annex A of the ANGO Sales Plan contemplate Sales of EZEM and ANGO, respectively, such that Sales under each plan are to be made on the same Trading Day and in the same proportion to the outstanding shares of each of the Issuer and AngioDynamics, Inc., respectively.


3. This Sales Plan shall become effective as of the date hereof (the "Effective Date") and Sales shall commence under Annex A on the date on which Sales commence under the ANGO Sales Plan. This Sales Plan shall terminate on the earliest of (a) December 29, 2006, (b) the date on which Broker has sold all Shares specified in Annex A, (c) the date that this Sales Plan is terminated in accordance with paragraph 12 below, (d) the date Broker receives notice of the death or dissolution of Seller or (e) the date that the ANGO Sales Plan is terminated in accordance with the provisions thereof (the period commencing on the Effective Date and ending on the earliest to occur of (a), (b), (c), (d) or
(e) being referred to herein as the "Plan Sales Period").

4. Seller understands that Broker may effect Sales hereunder jointly with orders for other sellers of Stock of the Issuer and that the average price for executions resulting from bunched orders will be assigned to Seller's account.

5. Seller represents and warrants that, as of the date hereof, Seller is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock) and is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

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6. It is the intent of the parties that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c). Seller has consulted with Seller's own advisors as to the legal and tax aspects of Seller's adoption and implementation of this Sales Plan.

7. Seller represents that Seller may be deemed an "affiliate" of the Issuer as that term is defined under Rule 144 of the Securities Act of 1933. Seller shall not take, and shall not cause any person or entity with which he or she would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause the Sales not to comply with Rule 144. Seller has provided Broker with five (5) executed, partially completed Forms 144, which Broker will complete and file on behalf of the Seller. Seller understands and agrees that unless otherwise agreed or instructed, Broker will make one Form 144 filing as necessary at the beginning of each three-month period commencing prior to the first Sale to be effected pursuant to this Plan, and that such Form 144 shall specify that the Sales are being effected in accordance with a Sales Plan intended to comply with Rule 10b5-1. Seller agrees to provide Broker with such information as is reasonably necessary for Broker accurately and timely to complete the Forms 144.

8. Seller represents and warrants that except for the requirements set forth herein including any Rule 144 requirements, there are no contractual, regulatory, or other restrictions applicable to the Sales contemplated under this Sales Plan that would interfere with Broker's ability to execute Sales and effect delivery and settlement of such Sales on behalf of Seller, other than restrictions with respect to which the Seller has obtained all required consents, approvals and waivers. Seller shall notify Broker immediately in the event that any of the above statements become inaccurate prior to the termination of this Sales Plan.

9. Seller will not directly or indirectly communicate any information relating to Issuer or Issuer securities to any employee of Broker or its affiliates who is directly or indirectly involved in executing this Sales Plan at any time while this Sales Plan is in effect.

10. Seller shall make all filings, if any, required under Sections 13(d) and 16 of the Exchange Act. Seller and Broker have executed a "Broker's Authorization to Confirm and Provide Reports of Transfers Directly to Issuer" in the form of Annex B hereto, authorizing Broker to deliver notifications of Sales to the Issuer.

11. Seller understands that Broker may not effect a Sale due to a market disruption or a legal, regulatory or contractual restriction applicable to the Broker or any other event or circumstance (a "Blackout"). Seller also understands that even in the absence of a Blackout, Broker may be unable to effect Sales consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, or other market factors in effect on the date of a Sale set forth in Annex A ("Unfilled Sales").

12. Broker agrees that if Issuer enters into a transaction that imposes trading restrictions on the Seller, such as a stock offering requiring an affiliate lock-up (an "Issuer Restriction"), and if Issuer and Seller shall provide Broker at least three (3) days'

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

prior notice of such trading restrictions, then Broker will cease effecting Sales under this Sales Plan until notified by Issuer and Seller that such restrictions have terminated. In addition to the foregoing, to the extent that an issuer restriction is imposed pursuant to the ANGO Sales Plan (an "ANGO Issuer Restriction"), and Broker shall have received notice of such issuer restriction in accordance with the provision of that plan, then Broker, in addition any cessation of sales required under the ANGO Sales Plan, shall also cease effecting Sales under this Sales Plan until notified in accordance with the provisions of the ANGO Sales Plan that such restrictions have terminated. All required notifications to Broker under this paragraph 12 shall be made in writing (signed by Seller and Issuer) and confirmed by telephone as follows:
(Attn: Structured Equity Solutions, c/o Control Room; Fax No. (212) 902-0943;
Tel: (212) 902-1511). Broker shall resume effecting Sales in accordance with this Sales Plan as soon as practicable after the cessation or termination of a Blackout, Issuer Restriction or ANGO Issuer Restriction. Any Unfilled Sales, and any Sales that would have been executed in accordance with the terms of Annex A but are not executed due to the existence of a Blackout, Issuer Restriction or ANGO Issuer Restriction, shall be deemed to be cancelled, and shall not be effected pursuant to this Sales Plan.

13. This Sales Plan and its enforcement, and each transaction entered into hereunder and all matters arising in connection with this Sales Plan and transactions hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its choice of law doctrine. The Sales Plan may be modified, terminated or amended only by a writing signed by the parties hereto (including the acknowledgement of the Issuer) and provided that any such modification, or amendment shall only be permitted at a time when the Seller is not aware of material nonpublic information concerning the Issuer or AngioDynamics, Inc. or their securities. In the event of a modification or amendment to this Sales Plan, or in the event Seller establishes a new plan after termination of the Sales Plan, no sales shall be effected during the thirty days immediately following such modification, amendment or termination (other than Sales already provided for in the Sales Plan prior to modification, amendment or termination).The parties agree that any termination of the Sales Plan shall result in the simultaneous termination of the ANGO Sales Plan.

14. Seller agrees that Broker and its affiliates and their directors, officers, employees, and agents (collectively, "Broker Persons") shall not have any liability whatsoever to Seller for any action taken or omitted to be taken in connection with the Sales Plan, the making of any Sale, or any amendment, modification or termination of the Sales Plan, unless such liability is determined in a non-appealable order of a court of competent jurisdiction to have resulted solely from the negligence, willful misconduct or bad faith of the Broker Person. Seller further agrees to hold each Broker Person free and harmless from any and all losses, damages, liabilities or expenses (including reasonable attorneys' fees and costs) incurred or sustained by such Broker Person in connection with or arising out of any suit, action or proceeding relating to this Sales Plan, any Sale, or any amendment, modification or termination of the Sales Plan (each an "Action") and to reimburse each Broker Person for its expenses, as they are incurred, in connection with any Action, unless such loss, damage, liability or expense is determined in a non-appealable order of a court of competent jurisdiction to be solely the result of such Broker Person's negligence, willful misconduct or bad faith. This paragraph 14 shall survive termination of this Sales Plan.


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            IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date below.

__________________________                 Goldman, Sachs & Co.
Linda Stern                                By: __________________
                                           Name: Michael Dweck
Date: _____________________                Title: Managing Director

Acknowledged:
E-Z-EM, INC.

By: _________________________
Name:
Title:


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